Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release July 27, 2023

TFS FINANCIAL CORPORATION ANNOUNCES THIRD FISCAL QUARTER RESULTS
Mortgage Portfolio Grew Despite Economic Headwinds
(Cleveland, OH - July 27, 2023) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter and nine months ended June 30, 2023.
“This year, we are celebrating our 85th year in business. Since 1938, we have seen many changes in the economy, but we are built to last, and are still seeing positives in our business,” said Chairman and CEO Marc A. Stefanski. “Our loan portfolio grew by more than $320 million this quarter, despite rising interest rates. The average credit score of our borrowers this fiscal year increased to 774, and 97 percent of our deposits are FDIC insured. Our 11 percent Tier 1 capital leverage ratio remains more than double the regulatory requirement, and we continue to find opportunities to expand our business and our product offerings.”
Highlights - Third Quarter Fiscal 2023
•Reported net income of $17.6 million
•Added $490 million of residential mortgage loans with an average yield of 5.69%
•Increased total deposits by $66 million
•Paid a $0.2825 dividend per share
The Company reported net income of $17.6 million for the quarter ended June 30, 2023, an increase of $1.7 million from $15.9 million for the quarter ended March 31, 2023. Results improved quarter over quarter primarily due to a decrease in non-interest expenses.
Net interest income decreased $0.5 million to $68.8 million for the quarter ended June 30, 2023 from $69.3 million for the quarter ended March 31, 2023. During the quarter, balances and yields on interest-earning assets increased, but were more than offset by an increase in the cost of funding. The interest rate spread was 1.50% for the quarter ended June 30, 2023 compared to 1.56% for the quarter ended March 31, 2023. The net interest margin was 1.75% for the quarter ended June 30, 2023 compared to 1.78% for the prior quarter.
During the quarter ended June 30, 2023, there was no provision for credit losses compared to a $1.0 million release of provision for the quarter ended March 31, 2023. The total allowance for credit losses increased $1.8 million, to $102.6 million, or 0.69% of total loans receivable, primarily due to an increase in loans held for investment. There was $1.8 million in net loan recoveries during the quarter ended June 30, 2023.
Total non-interest expense decreased $2.7 million to $52.9 million for the quarter ended June 30, 2023, from $55.6 million for the quarter ended March 31, 2023. The decrease consisted mainly of a $5.1 million decrease in salaries and employee benefits, partially offset by a $1.5 million increase in other expenses and $0.4 million increases in both marketing and property, equipment and software expenses. The decrease in salaries and employee benefits was primarily due to a reassessment and reduction of the accrual for discretionary incentive payments as well as a decrease in associate count due to natural attrition. The increase in other expenses related primarily to one-time public relations and event costs for the Association's 85th anniversary celebration and increases in appraisal and other loan-related expenses.
Total assets increased by $333.3 million, or 2%, to $16.59 billion at June 30, 2023 from $16.26 billion at March 31, 2023. The increase was mainly the result of new loan originations exceeding the total of loan sales and principal repayments and an increase in investment securities available for sale, partially offset by a decrease in other assets.
Investment securities available for sale increased $30.7 million, or 6%, to $513.3 million at June 30, 2023 from $482.6 million at March 31, 2023. During the quarter, $59.5 million of U.S. Treasury notes were purchased and pledged as collateral for initial margin requirements on swap contracts. This increase was partially offset by a $20.8 million decrease from principal repayments, net of purchases and premium or discount amortization, and a $7.9 million increase in unrealized losses on the investment securities portfolio.
Loans held for investment, net of allowance and deferred loan expenses, increased $320.4 million, or 2%, to $14.88 billion at June 30, 2023 from $14.56 billion at March 31, 2023.
Other assets decreased $49.4 million, or 31%, to $109.9 million at June 30, 2023 from $159.3 million at March 31, 2023. The decrease was primarily due to a decrease of $38.4 million in receivables for initial margin requirement on swap contracts.

Additionally, there was a $13.4 million decrease in net deferred taxes, partially offset by a $2.9 million increase in interest receivable on swap contracts.
Compared to March 31, 2023, deposits increased by $66.2 million to $9.07 billion at June 30, 2023, which consists of brokered deposit increases of $111.1 million and retail deposits decreases of $44.9 million, or less than 1%, to $8.40 billion.
Borrowed funds increased $247.3 million to $5.45 billion at June 30, 2023 from $5.20 billion at March 31, 2023. The increase was primarily used to fund loan growth.

Highlights - Fiscal Year-To-Date 2023
•Reported net income of $55.7 million
•Added $1.3 billion of new residential mortgage loans with weighted average yield of 5.23%
•Grew net interest income by 11% compared to the same period in fiscal 2022
•Remained well capitalized, with a Tier 1 leverage ratio of 11.18%
•Paid a $0.8475 dividend per share
The Company reported net income of $55.7 million for the nine months ended June 30, 2023 compared to net income of $49.1 million for the nine months ended June 30, 2022. The $6.6 million increase was primarily due to an increase in net interest income and a decrease in provisions for credit losses offset by a decrease in non-interest income and an increase in non-interest expenses.
Net interest income increased by $21.3 million, or 11.1%, to $213.2 million for the nine months ended June 30, 2023, compared to $191.9 million for the nine months ended June 30, 2022, driven by loan growth and a higher interest rate environment. The interest rate spread was 1.60% for the nine months ended June 30, 2023 compared to 1.71% for the nine months ended June 30, 2022. The net interest margin was 1.82% for the nine months ended June 30, 2023 compared to 1.83% for the prior year period.
During the nine months ended June 30, 2023, there was a $2.0 million release of provision for credit losses compared to $1.0 million of provision expense for the nine months ended June 30, 2022. Net loan recoveries totaled $4.6 million during the nine months ended June 30, 2023 and $7.3 million during the prior year period. The total allowance for credit losses at June 30, 2023 was $102.6 million, or 0.69% of total loans receivable, compared to $99.9 million, or 0.70% of total loans receivable, at September 30, 2022 and $97.6 million, or 0.70% of total loans receivable, at June 30, 2022. The allowance for credit losses included $27.8 million, $27.0 million, and $28.1 million in liabilities for unfunded commitments at June 30, 2023, September 30, 2022 and June 30, 2022, respectively.
Total loan delinquencies increased $1.6 million to $22.8 million, or 0.15% of total loans receivable, at June 30, 2023 from $21.2 million, or 0.16% of total loans, at September 30, 2022. Non-accrual loans decreased $5.1 million to $30.5 million, or 0.20% of total loans, at June 30, 2023 from $35.6 million, or 0.25% of total loans, at September 30, 2022.
Total non-interest income decreased $3.1 million, or 16.0%, to $16.3 million for the nine months ended June 30, 2023 from $19.4 million for the nine months ended June 30, 2022. The decrease consisted mainly of a $1.9 million decrease in fees and service charges and a $1.6 million decrease in net gain on the sale of loans. The decrease in net gain on the sale of loans was the result of less favorable secondary market pricing and a lower volume of loans sold. The decrease in fees and service charges was primarily due to a decrease in partnership income.
Total non-interest expenses increased $12.2 million, or 8.2%, to $161.6 million for the nine months ended June 30, 2023, from $149.4 million for the nine months ended June 30, 2022 and included increases of $2.0 million in salaries and employee benefits, $4.4 million in marketing costs, and $3.2 million in federal ("FDIC") insurance premiums and assessments. Additionally, there was a $1.2 million increase in pension expense, reported in other expenses, related to net actuarial gains and losses that are reassessed each year. FDIC premiums increased due to growth in deposits and a two basis point increase in FDIC assessment rates that went into effect on January 1, 2023.
Total assets increased by $805.1 million, or 5%, to $16.59 billion at June 30, 2023 from $15.79 billion at September 30, 2022. The increase was mainly the result of new loan originations exceeding the total of loan sales and principal repayments, a $55.4 million increase in investment securities available for sale and an increase in cash and cash equivalents.
Cash and cash equivalents increased $66.6 million, or 18%, to $436.2 million at June 30, 2023 from $369.6 million at September 30, 2022.

Loans held for investment, net of allowance and deferred loan expenses, increased $626.6 million, or 4%, to $14.88 billion at June 30, 2023 from $14.26 billion at September 30, 2022. The residential mortgage loan portfolio increased $405.9 million, to $11.95 billion, and home equity loans and lines of credit increased $232.3 million, to $2.87 billion. Loan originations during the nine months ended June 30, 2023 included $1.31 billion of residential mortgage loans and $1.24 billion of equity loans and lines of credit compared to $2.91 billion of residential mortgage loans and $1.60 billion of equity loans and lines of credit originated during the nine months ended June 30, 2022. Total originations include residential mortgage loans acquired from strategic partners. The decrease in originations was primarily due to a generally increasing interest rate environment, resulting in minimal refinance activity. Mortgage loan originations included 89% purchases and 36% adjustable rate loans for the nine months ended June 30, 2023.
Deposits increased $148.1 million, or 2%, to $9.07 billion at June 30, 2023 from $8.92 billion at September 30, 2022. The increase was the result of a $224.0 million increase in certificates of deposit ("CDs") and a $150.8 million increase in savings accounts, partially offset by a $70.3 million decrease in money market deposit accounts and a $158.9 million decrease in checking accounts. There were $667.8 million in brokered deposits at June 30, 2023 compared to $575.2 million at September 30, 2022.
Borrowed funds increased $659.0 million, or 14%, to $5.45 billion at June 30, 2023 from $4.79 billion at September 30, 2022. The increase was primarily used to fund loan growth. The total balance of borrowed funds at June 30, 2023, all from the FHLB, included $243.1 million of overnight advances, $1.58 billion of term advances with a weighted average maturity of approximately 2.3 years, and $3.60 billion of term advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 3.9 years. Additional borrowing capacity at the FHLB was $3.25 billion at June 30, 2023.
Total shareholders' equity increased $41.8 million, or 2.3%, to $1.89 billion at June 30, 2023 from $1.84 billion at September 30, 2022. Activity reflects $55.7 million of net income and a $27.8 million net increase in accumulated other comprehensive income, reduced by $43.7 million for dividends paid and $5.0 million in repurchases of common stock. Additionally, there was $7.0 million of net positive adjustments related to our stock compensation and employee stock ownership plans. The change in accumulated other comprehensive income is primarily due to a net positive change in unrealized gains and losses on swap contracts. During the nine months ended June 30, 2023, a total of 361,869 shares of our common stock were repurchased at an average cost of $13.82 per share. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased, with 5,191,951 shares remaining to be repurchased at June 30, 2023.
The Company declared and paid a quarterly dividend of $0.2825 per share during each of the quarters of fiscal year 2023. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 11, 2023 member vote, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 11, 2024). The MHC has filed a notice with, and a request for non-objection from, the Federal Reserve Bank of Cleveland for the proposed dividend waiver. Both the non-objection from the Federal Reserve Bank and the timing of the non-objection are unknown at this point. The MHC has conducted the member vote to approve the dividend waiver each of the past ten years under Federal Reserve regulations and for each of those ten years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At June 30, 2023 all of the Company's capital ratios substantially exceed the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 11.18%, its Common Equity Tier 1 and Tier 1 ratios were each 20.01% and its total capital ratio was 20.75%.
Presentation slides as of June 30, 2023 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning July 28, 2023. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, four lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of June 30, 2023, the Company’s assets totaled $16.59 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, regulatory risk and compliance risk;
●	our ability to access cost-effective funding;
●	changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury, the Federal Reserve System, Fannie Mae, the OCC, FDIC, and others;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization and changes in expense trends, including but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses;
●	the inability of third-party providers to perform their obligations to us;
●	our ability to retain key employees;
●	civil unrest;
●	cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and
●	the impact of wide-spread pandemic, including COVID-19, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2023	March 31, 2023	September 30, 2022
ASSETS
Cash and due from banks	$23,278	$28,468	$18,961
Other interest-earning cash equivalents	412,937	392,660	350,603
Cash and cash equivalents	436,215	421,128	369,564
Investment securities available for sale	513,303	482,576	457,908
Mortgage loans held for sale	595	4,398	9,661
Loans held for investment, net:
Mortgage loans	14,897,681	14,580,410	14,276,478
Other loans	4,022	3,868	3,263
Deferred loan expenses, net	56,780	53,183	50,221
Allowance for credit losses on loans	(74,803)	(74,138)	(72,895)
Loans, net	14,883,680	14,563,323	14,257,067
Mortgage loan servicing rights, net	7,545	7,669	7,943
Federal Home Loan Bank stock, at cost	247,098	232,855	212,290
Real estate owned, net	1,400	1,165	1,191
Premises, equipment, and software, net	34,901	34,529	34,531
Accrued interest receivable	49,837	46,399	40,256
Bank owned life insurance contracts	310,498	308,339	304,040
Other assets	109,916	159,299	95,428
TOTAL ASSETS	$16,594,988	$16,261,680	$15,789,879
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,069,069	$9,002,867	$8,921,017
Borrowed funds	5,452,228	5,204,964	4,793,221
Borrowers’ advances for insurance and taxes	74,359	102,888	117,250
Principal, interest, and related escrow owed on loans serviced	16,510	27,166	29,913
Accrued expenses and other liabilities	96,698	89,319	84,139
Total liabilities	14,708,864	14,427,204	13,945,540
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323	3,323
Paid-in capital	1,753,801	1,752,508	1,751,223
Treasury stock, at cost	(775,852)	(775,852)	(771,986)
Unallocated ESOP shares	(28,167)	(29,250)	(31,417)
Retained earnings—substantially restricted	882,034	879,046	870,047
Accumulated other comprehensive income	50,985	4,701	23,149
Total shareholders’ equity	1,886,124	1,834,476	1,844,339
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,594,988	$16,261,680	$15,789,879

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the three months ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$144,347	$136,835	$129,665	$114,871	$99,576
Investment securities available for sale	3,712	3,455	3,062	1,904	1,282
Other interest and dividend earning assets	8,598	7,262	6,243	4,236	1,913
Total interest and dividend income	156,657	147,552	138,970	121,011	102,771
INTEREST EXPENSE:
Deposits	48,905	39,876	29,855	23,582	17,214
Borrowed funds	38,973	38,408	33,958	21,920	14,255
Total interest expense	87,878	78,284	63,813	45,502	31,469
NET INTEREST INCOME	68,779	69,268	75,157	75,509	71,302
PROVISION (RELEASE) FOR CREDIT LOSSES	—	(1,000)	(1,000)	—	4,000
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	68,779	70,268	76,157	75,509	67,302
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,919	1,924	1,936	2,220	2,742
Net gain (loss) on the sale of loans	21	579	17	(1,113)	(51)
Increase in and death benefits from bank owned life insurance contracts	2,790	2,123	2,238	2,761	2,090
Other	1,113	703	966	514	896
Total non-interest income	5,843	5,329	5,157	4,382	5,677
NON-INTEREST EXPENSE:
Salaries and employee benefits	25,332	30,390	28,403	27,206	28,756
Marketing services	7,023	6,671	7,713	4,256	4,830
Office property, equipment and software	7,246	6,802	6,800	6,558	6,762
Federal insurance premium and assessments	3,574	3,488	2,761	2,722	2,351
State franchise tax	1,230	1,268	1,208	1,201	1,197
Other expenses	8,472	6,955	6,309	6,799	7,860
Total non-interest expense	52,877	55,574	53,194	48,742	51,756
INCOME BEFORE INCOME TAXES	21,745	20,023	28,120	31,149	21,223
INCOME TAX EXPENSE	4,142	4,115	5,927	5,716	4,076
NET INCOME	$17,603	$15,908	$22,193	$25,433	$17,147
Earnings per share - basic and diluted	$0.06	$0.06	$0.08	$0.09	$0.06
Weighted average shares outstanding
Basic	277,472,312	277,361,293	277,320,904	277,383,038	277,453,439
Diluted	278,590,810	278,499,145	278,462,937	278,505,233	278,555,759

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Nine Months Ended
	June 30,
	2023	2022
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$410,847	$280,820
Investment securities available for sale	10,229	3,597
Other interest and dividend earning assets	22,103	3,905
Total interest and dividend income	443,179	288,322
INTEREST EXPENSE:
Deposits	118,636	53,361
Borrowed funds	111,339	43,074
Total interest expense	229,975	96,435
NET INTEREST INCOME	213,204	191,887
PROVISION (RELEASE) FOR CREDIT LOSSES	(2,000)	1,000
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	215,204	190,887
NON-INTEREST INCOME:
Fees and service charges, net of amortization	5,779	7,714
Net gain on the sale of loans	617	2,249
Increase in and death benefits from bank owned life insurance contracts	7,151	7,223
Other	2,782	2,236
Total non-interest income	16,329	19,422
NON-INTEREST EXPENSE:
Salaries and employee benefits	84,125	82,133
Marketing services	21,407	17,007
Office property, equipment and software	20,848	20,225
Federal insurance premium and assessments	9,823	6,639
State franchise tax	3,706	3,658
Other expenses	21,736	19,742
Total non-interest expense	161,645	149,404
INCOME BEFORE INCOME TAXES	69,888	60,905
INCOME TAX EXPENSE	14,184	11,773
NET INCOME	$55,704	$49,132
Earnings per share - basic and diluted	$0.20	$0.17
Weighted average shares outstanding
Basic	277,384,689	277,366,624
Diluted	278,507,602	278,767,989

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$350,574	$4,481	5.11%	$350,437	$3,947	4.51%	$337,551	$709	0.84%
Investment securities	24,046	320	5.32%	3,649	11	1.21%	3,836	12	1.25%
Mortgage-backed securities	470,457	3,392	2.88%	475,902	3,444	2.89%	444,972	1,270	1.14%
Loans (2)	14,676,829	144,347	3.93%	14,517,771	136,835	3.77%	13,497,362	99,576	2.95%
Federal Home Loan Bank stock	235,177	4,117	7.00%	230,496	3,315	5.75%	170,155	1,204	2.83%
Total interest-earning assets	15,757,083	156,657	3.98%	15,578,255	147,552	3.79%	14,453,876	102,771	2.84%
Noninterest-earning assets	543,310			527,935			467,329
Total assets	$16,300,393			$16,106,190			$14,921,205
Interest-bearing liabilities:
Checking accounts	$1,064,738	1,317	0.49%	$1,128,560	2,229	0.79%	$1,475,586	958	0.26%
Savings accounts	1,890,427	8,087	1.71%	1,668,115	5,028	1.21%	1,882,881	931	0.20%
Certificates of deposit	6,042,798	39,501	2.61%	6,110,460	32,619	2.14%	5,711,412	15,325	1.07%
Borrowed funds	5,175,982	38,973	3.01%	5,112,767	38,408	3.00%	3,774,204	14,255	1.51%
Total interest-bearing liabilities	14,173,945	87,878	2.48%	14,019,902	78,284	2.23%	12,844,083	31,469	0.98%
Noninterest-bearing liabilities	264,952			209,161			250,437
Total liabilities	14,438,897			14,229,063			13,094,520
Shareholders’ equity	1,861,496			1,877,127			1,826,685
Total liabilities and shareholders’ equity	$16,300,393			$16,106,190			$14,921,205
Net interest income		$68,779			$69,268			$71,302
Interest rate spread (1)(3)			1.50%			1.56%			1.86%
Net interest-earning assets (4)	$1,583,138			$1,558,353			$1,609,793
Net interest margin (1)(5)		1.75%			1.78%			1.97%
Average interest-earning assets to average interest-bearing liabilities	111.17%			111.12%			112.53%
Selected performance ratios:
Return on average assets (1)		0.43%			0.40%			0.46%
Return on average equity (1)		3.78%			3.39%			3.75%
Average equity to average assets		11.42%			11.65%			12.24%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended			Nine Months Ended
	June 30, 2023			June 30, 2022
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$351,742	$11,677	4.43%	$389,884	$1,060	0.36%
Investment securities	10,438	342	4.37%	3,604	32	1.18%
Mortgage-backed securities	470,108	9,887	2.80%	432,781	3,565	1.10%
Loans (1)	14,530,428	410,847	3.77%	12,975,292	280,820	2.89%
Federal Home Loan Bank stock	228,318	10,426	6.09%	165,240	2,845	2.30%
Total interest-earning assets	15,591,034	443,179	3.79%	13,966,801	288,322	2.75%
Noninterest-earning assets	518,875			485,123
Total assets	$16,109,909			$14,451,924
Interest-bearing liabilities:
Checking accounts	$1,126,064	5,956	0.71%	$1,306,720	1,516	0.15%
Savings accounts	1,774,965	16,822	1.26%	1,862,449	1,973	0.14%
Certificates of deposit	6,042,061	95,858	2.12%	5,814,710	49,872	1.14%
Borrowed funds	5,053,965	111,339	2.94%	3,410,751	43,074	1.68%
Total interest-bearing liabilities	13,997,055	229,975	2.19%	12,394,630	96,435	1.04%
Noninterest-bearing liabilities	243,823			267,142
Total liabilities	14,240,878			12,661,772
Shareholders’ equity	1,869,031			1,790,152
Total liabilities and shareholders’ equity	$16,109,909			$14,451,924
Net interest income		$213,204			$191,887
Interest rate spread (1)(2)			1.60%			1.71%
Net interest-earning assets (3)	$1,593,979			$1,572,171
Net interest margin (1)(4)		1.82%			1.83%
Average interest-earning assets to average interest-bearing liabilities	111.39%			112.68%
Selected performance ratios:
Return on average assets (1)		0.46%			0.45%
Return on average equity (1)		3.97%			3.66%
Average equity to average assets		11.60%			12.39%

(1)Annualized
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.